Exhibit 10.4

2009 PERFORMANCE

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

2010 INDUCEMENT STOCK PLAN

Name of Grantee:	Clayton G. Deutsch

No. of Shares:	76,589

Grant Date:	July 31, 2010

Pursuant to the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan (the “Plan”) as amended through the date hereof, Boston Private Financial Holdings, Inc. (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $1.00 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of future services to be rendered to the Company by the Grantee. This Award is intended to be an award of Stock described in Rule 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market, Inc. and is being made to the Grantee as an inducement material to the Grantee’s entering into employment with the Company.

1. Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he shall have accepted this Award by signing and delivering to the Company a copy of this Award Agreement. Upon acceptance of this Award by the Grantee, the shares of Restricted Stock so accepted shall be issued electronically and allocated to the Grantee’s Stock Plan Administration System account and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below. The shares of Restricted Stock so accepted shall be held in this account as granted by the Company through the vesting dates noted in Paragraph 3, below.

2. Restrictions and Conditions.

(a) Any book entries for the shares of Restricted Stock granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

(b) Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(c) Except as otherwise provided in the Employment Agreement dated as of June 7, 2010, by and between the Company and the Grantee (the “Employment Agreement”), if

the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to vesting of shares of Restricted Stock granted herein, all shares of Restricted Stock shall immediately and automatically be forfeited and returned to the Company. The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his representatives or legatees.

3. Vesting of Restricted Stock. The restrictions and conditions in this Agreement shall lapse and the Restricted Stock shall vest based on the Company’s performance during the period beginning on January 1, 2009 and ending on December 31, 2011 (the “Measurement Period”). The shares of Restricted Stock shall vest if, and only to the extent that, the Company achieves the performance targets described on Schedule A, hereto. The number of shares of Stock set forth above (the “Target Award”) represents the un-pro-rated number of shares of Stock that will vest if the Company achieves target levels of performance, and the actual number of shares of Stock that may vest could be lower than the Target Award and could be zero. To the extent that the Company’s performance during the Measurement Period exceeds the target performance metrics described on Schedule A, the Grantee may be eligible to receive an award of a number of shares of Stock in addition to the Target Award, calculated pursuant to such schedule. The Grantee shall forfeit any portion of the Target Award that does not vest upon the conclusion of the Measurement Period. Subsequent to any such Vesting Date, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. Notwithstanding the foregoing, the number of shares of Stock that vest shall be pro-rated based on the number of days the Grantee was employed by the Company during the Measurement Period (for example, if the Grantee is employed from July 31, 2010 through December 31, 2011 then the pro-rated amount would be 519/1,095 of the amount that would have otherwise vested). The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3. Notwithstanding the provisions of Sections 3(c) or 16 of the Plan, upon the occurrence of a Sale Event or a Change of Control (each as defined in the Plan), this Award shall not automatically vest.

4. Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9. Clawback. This Award and any shares of Stock granted hereunder shall be subject to recovery or “clawback” by the Company if and to the extent that the vesting of such shares of Stock was determined or calculated based on materially inaccurate financial statements or any other material inaccurate performance metric criteria. If the Company terminates the Grantee’s employment due to the Grantee’s gross negligence or willful misconduct (whether or not such actions also constitute Cause as defined in the Employment Agreement) which conduct, directly or indirectly results in the Company preparing an accounting restatement, this entire Award, whether or not vested, shall be subject to recovery and “clawback.”

10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Martha T. Higgins
Title: Executive Vice President

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:	August 2, 2010	/s/ Clayton G. Deutsch
Grantee’s Signature

Grantee’s name: Clayton G. Deutsch

Grantee’s address:

EXHIBIT A

PERFORMANCE TARGETS

The Restricted Stock shall vest based on the Company’s performance measured with reference to the following performance metrics for the Measurement Period:

1.	Primary Performance Metric: GAAP earnings per share (“GAAP EPS”). The Primary Performance Metric will determine the percentage of the Target Award that will vest (between 0 percent and 150 percent of the Target Award).

The Grantee shall be eligible to vest with respect to a percentage of the Target Award based on the Company’s attainment of the cumulative adjusted GAAP earnings per share targets for the Measurement Period, as set forth in the table below:

Performance Level	CAGR Performance for Measurement Period	Percentage of Target Award Earned(1)
Threshold	$0.43	50%
Target	$0.46	100%
Significant Overachievement	$0.50	150%

(1)	Interpolation between performance levels shall be measured on a straight line basis

If the threshold level is not achieved, then none of the Restricted Stock shall vest and the Award shall be forfeited. The number of shares of Stock that may vest and/or be granted to the Grantee pursuant the Primary Performance Metric shall be referred to as the “Primary Metric Award.”

2.	Secondary Performance Metric: the Administrator shall review a combination of the following components to determine whether any adjustment to Primary Metric Award will be made for the Grantee. Such adjustment may result in a positive or negative adjustment from the Primary Metric Award of up to 20 percent:

(a)	ROIC – WACC: Improvement in the Company’s return on invested capital against the Company’s weighted average cost of capital (or “ROIC – WACC”) (without giving effect to TARP) for the Measurement Period;

(b)	Strategic Execution: Results over the Measurement Period in executing strategy. The Company or Company’s Chief Executive Officer (as applicable) will present an assessment to the Administrator on an annual basis, and the Administrator will rate progress versus strategic milestones established by the Administrator for each year; and

(c)	Qualitative and Quantitative Factors: The Administrator may consider any additional qualitative or quantitative factors that the Administrator, in its discretion, determines are relevant or meaningful for this adjustment.

The Secondary Performance Metrics may adjust the Primary Metric Award in accordance with the table below:

Performance Level	ROIC-WACC Improvement	Strategic Execution	Other Factors	Adjustment to Primary Metric Award(1)
Threshold	150 BP	Below Expectations	Low-End	-20%
Target	200 BP	Meets Expectations	Mid-Range	0%
Significant Overachievement	250 BP	Exceeds Expectations	High-End	+20%
Relative Weight	50%(2)	50%(2)	Discretionary

(1)	Interpolation between performance levels shall be measured on a straight line basis.
(2)	Subject to the Administrator’s discretion.

The final number of shares of Stock that shall vest (the “Final Award”) shall be determined and communicated to the Grantee by the Administrator as soon as reasonably practicable following the conclusion of the Measurement Period, but in no event, later than 90 days thereafter. The Administrator’s decision with respect to Final Award shall be conclusive and binding on the Grantee and his representatives or legatees. For purposes of clarity, the Grantee shall in no event receive or vest with respect to a number of shares of Stock representing more than 180 percent of the Target Award. As explained in the Agreement, to the extent that the Final Award exceeds the Target Award, the Grantee shall be entitled to receive an award of additional shares of Stock equal to such excess after the conclusion of the Measurement Period.

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